EXHIBIT 99.1
1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT: Terence Hall, CEO; Robert Taylor, CFO; Greg Rosenstein, VP of Investor Relations, 504-362-4321

 SUPERIOR ENERGY SERVICES, INC. ANNOUNCES NEW DIRECTOR

(Harvey, La., January 11, 2005) -- Superior Energy Services, Inc. today announced that the company's Board of Directors, at the recommendation of its Nominating and Corporate Governance Committee, elected Ernest "Wyn" E. Howard, III to serve as a director until the next annual meeting.

Mr. Howard joined McMoRan Oil & Gas Co. as Vice President of Finance in 1974 and served throughout the 1970's and 1980's in a variety of executive capacities with McMoRan and its successor company, Freeport-McMoRan Inc. In addition, Mr. Howard also served as Chief Financial Officer, Executive Vice President and a director of Freeport-McMoRan Copper & Gold Inc. In 1993, Mr. Howard was elected President and Chief Executive Office of FM Properties, Inc. (now known as Stratus Properties Inc.). He served as President and Chief Executive Officer of FM Properties Inc. from 1993 to 1995, and as a director from 1995 to 1996. Since then, Mr. Howard has been actively involved in a number of private business initiatives and served as a board member in a number of civic and educational institutions, including the A.B. Freeman School of Business at Tulane University. Since March 2003, Mr. Howard has also served as a Trustee and member of the Audit Committee, Nominating Committee and Board of Directors of Hibernia Funds.

CEO Terry Hall commented: "I am delighted that Wyn has agreed to join our board of directors. I am confident that his work ethic, leadership and experience will serve as valuable tools in enhancing the Board's capacity to provide valuable oversight of our business. He will bring a strong independent voice and be an excellent addition to our Board."

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, well control, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

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